Exhibit Q1

                           STATE OF DELAWARE
                       CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF TRUST
                                   OF
                        THE GABELLI MATHERS FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory
Trust Act, the undersigned Trust executed the following
Certificate of Amendment:
1.	The name of Statutory Trust is The Gabelli Mathers Fund.
2.	Pursuant to this Certificate of Amendment, the name of
the Statutory Trust will be changed to The GAMCO
Mathers Fund. To effect this change, Article FIRST of the Certificate of Trust is hereby amended in its entirety to read as follows:
FIRST: The name of the Statutory Trust is The GAMCO Mathers Fund.
IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 23rd day of December, 2005.

By:	/s/ Henry G. Van der Eb
	Trustee